Exhibit 99.1

Cytec Announces First Quarter Results, Provides Full Year Outlook, and Announces Additional Initiatives to Maintain Liquidity, Including a 90% Reduction in the Dividend

WOODLAND PARK, N.J.--(BUSINESS WIRE)--April 16, 2009--Cytec Industries Inc. (NYSE:CYT) announced today a net loss for the first quarter 2009 of $0.1 million or $0.00 per share on net sales of $612 million. Included in the quarter are several special items that total $2.8 million of net expense after-tax or $0.06 per share and are outlined further in this release. Excluding these special items, net earnings were $2.7 million or $0.06 per diluted share.

Net earnings for the first quarter of 2008 were $49.1 million or $1.01 per diluted share on net sales of $973 million. Included in the 2008 quarter were several special items that totaled a net $3.4 million expense after-tax or $0.07 per diluted share. Excluding these special items, net earnings were $52.5 million or $1.08 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “We experienced a significant decline in sales across all of our chemical product lines caused by the steep downturn in the automotive, construction and general industrial markets and weakened further by destocking actions of our customers that began in late 2008 and continued into the first quarter 2009. Sales volumes declined in all regions and most of our chemical plants ran at significantly lower operating rates than the prior year period. Engineered Materials was also impacted, with lower volumes from large commercial transport and business and regional jets, but we did see modest growth in military. We announced in January various restructuring initiatives, including a global reduction of approximately 600 positions. We are on schedule in implementing these actions to reduce our structural costs and anticipate that most of these positions will be eliminated in the second and third quarters. These actions will have an increasingly favorable impact on earnings as the year progresses. We are also taking additional steps to maintain liquidity in light of this global recession.”

Cytec Surface Specialties sales decreased 46% to $243 million; operating loss of $20.7 million.

In Cytec Surface Specialties, overall selling volumes were down by 43% versus the first quarter 2008, with depressed demand in industrial coatings markets, particularly automotive and construction, affecting all product lines. Selling prices increased by 1% and the impact of exchange rates decreased sales by 4%.

Operating loss of $20.7 million was down versus earnings of $20.6 million in the first quarter of 2008 and this was principally due to the weak global economic conditions impacting volumes across all product lines in this segment. On average, our Specialty Chemicals plants operated at approximately 50% of capacity in the quarter. As a result, we have tightened cost controls and these actions have resulted in approximately 10% lower manufacturing costs versus the same period in 2008. Operating expenses were also down 14% versus first quarter 2008 primarily as a result of our restructuring initiatives previously announced.

Cytec Performance Chemicals sales decreased 28% to $132 million; operating earnings decreased to $5.8 million.

In Cytec Performance Chemicals, overall selling volumes decreased by 29% versus the first quarter 2008 related to global economic weakness across all product lines. Selling prices increased by 5% and the impact of exchange rates decreased sales by 4%.

Operating earnings of $5.8 million were down compared to the $13.7 million in the first quarter of 2008 as a result of the lower selling volumes, particularly in the product lines that serve the construction and automotive segments. We have taken measures to reduce production in line with the reduced demand, and this and other actions have resulted in approximately a 6% manufacturing cost reduction and a 8% reduction in operating expenses for this segment versus the prior year first quarter.

Cytec Engineered Materials sales decreased by 15% to $170 million; operating earnings of $33.1 million.

In Cytec Engineered Materials, selling volumes decreased by 15%, driven primarily by lower sales from large commercial transport and business and regional jets due to the reduced build rates versus the first quarter 2008. Selling prices increased by 2% and the impact of exchange rates reduced sales by 2%.

Operating earnings of $33.1 million were down versus $44.5 million in the first quarter of 2008, principally related to the lower selling volumes.

Cytec Building Block Chemicals sales decreased by 52% to $67 million; operating earnings of $3.2 million.

In Building Block Chemicals, selling volumes decreased by 18% due to weak demand within the end markets for acrylonitrile and melamine products across all regions. Selling prices decreased by 34% due to the significant change in raw material pricing compared to the first quarter 2008.

Operating earnings of $3.2 million were down compared to the $5.9 million in the first quarter of 2008. The reduced earnings resulted primarily from reduced volumes and the unfavorable impact of plant shut downs related to scheduled maintenance turnarounds for our melamine and sulfuric acid plants, partially offset by improved raw material costs. Due to the turnaround and weak market demand, the melamine plant operated at approximately 40% of capacity in the quarter, which contributed to the weak earnings.

Corporate and Unallocated

Corporate and Unallocated also included approximately $3 million of consulting costs related to the working capital reduction project which is most of the expense expected to be incurred on this project during the entire year. Also recorded was a charge of approximately $4 million to increase certain environmental remediation reserves based on recent estimates related primarily to two operating sites in the U.S.

Special Items

In the first quarter of 2009 a number of special items were recorded that resulted in a net pre-tax charge of $3.2 million ($2.8 million after-tax or $0.06 per share) as follows:

- Included in manufacturing cost of sales and operating expenses is a pre-tax charge of $3.2 million ($2.2 million after-tax or $0.05 per diluted share) associated with various restructuring initiatives across Specialty Chemicals and corporate operations. As we implement our restructuring initiatives throughout 2009 we expect more charges over the next three to four quarters.

- Included in Corporate and Unallocated is a pre-tax gain of $1.6 million ($1.0 million after-tax or $0.02 per diluted share) related to the sale of polyurethane assets in Europe as well as a pre-tax charge of $1.6 million ($1.6 million after-tax or $0.03 per diluted share) primarily related to accelerated depreciation of assets associated with the planned exit of our polyurethane product line in Korea.

Income Tax Expense

The tax provision for the first quarter of 2009 was $1 million, compared with $22.2 million in the first quarter of 2008. Excluding the special items previously noted, the overall underlying tax rate for the first quarter of 2009 was 34%. The increase over the prior year’s underlying rate of 32% is primarily due to a greater percent of earnings in higher tax jurisdictions.

Cash Flow

David Drillock, Vice President and Chief Financial Officer commented, “Cash flow from operations was $63 million for the first quarter. Trade accounts receivable decreased by $53 million primarily due to an 8 day decrease in days outstanding versus the end of the fourth quarter. Inventory decreased by $44 million although days on hand were up 9 versus year-end 2008 due to lower sales volume in the first quarter. We have adjusted our production schedules accordingly and taken other actions to decrease our inventory levels. As a result we expect to see improvement in our days of inventory by the end of the second quarter. Capital spending for the quarter was $64 million, with approximately 75% of this spending related to our carbon fiber plant in Greenville, SC, our prepreg plant in China and planned maintenance capital work at our Building Block Chemical manufacturing facility in Louisiana. Work on the prepreg plant in China is scheduled to be completed in the second quarter.”

2009 Outlook

Mr. Fleming explained, “We began to see some positive signs of demand improvement in our Specialty Chemical’s businesses towards the end of the quarter, particularly in Asia and Latin America. However, we continue to have limited visibility to future order requirements. We anticipate a modest run-rate improvement in Specialty Chemicals volume later this year, provided the destocking impact is essentially complete and volumes in Asia continue to show improvement. Our expectation is for volumes in the Engineered Materials and Building Block Chemicals segments to remain relatively flat for the remainder of the year.

“We continue to make difficult but prudent management decisions through this global economic downturn. In addition to the significant actions we announced in January, we have identified and begun implementation of additional cost-reduction and cash-conservation measures across the Company in order to maintain liquidity and flexibility going forward. In regards to immediate short-term actions, we will continue to implement furloughs in certain production facilities in order to better align our cost structure with our expectations for demand in 2009. We have instituted a global salary freeze and bonus limitations, except as required by local law and Collective Bargaining Contracts, and have suspended the company matching contributions to the 401(k) savings program for all US salaried employees effective May 1, 2009. These short-term actions are expected to improve 2009 operating earnings by approximately $55 million.

“In addition, we have begun implementation of additional headcount reductions which when combined with the actions we announced in January, will result in over a 12% reduction in our global work force. In addition to the $55 million short-term actions discussed above, our structural cost takeout actions are expected to improve 2009 results by approximately $50 million and the expected run rate savings related to our structural cost takeout actions by the end of 2009 has now increased to approximately $110 million.

“Based on our volume assumptions and the cost reduction actions detailed above, we expect 2009 full year adjusted diluted earnings per share to be in a range of $1.35 to $1.75 per share.”

In addition to the actions discussed above, Cytec is taking a number of actions to enhance its liquidity. Dave Drillock commented, “Cytec has a strong balance sheet, but as our results have weakened with the global economy, we think it prudent to conserve capital. To this end, the Board of Directors has reduced Cytec’s quarterly dividend by $0.1125 or 90%, to $0.0125 per share effective immediately. The reduction will conserve approximately $21 million of cash per year. Mr. Drillock added, “We recognize the importance of the dividend to our shareholders, but we believe this is the right precautionary action, and we will revisit the dividend payout once the global economy improves.”

During 2009, Cytec expects to contribute approximately $40 million to its pension funds around the world and now plans to make up to $25 million of these contributions in equivalent value of Cytec common stock. The issuance of Cytec stock at the current price would be slightly dilutive to EPS in 2009. Mr. Drillock added, “We believe this is an appropriate action to enhance our liquidity in these difficult times. In addition, because our plans are not fully funded, any increases in Cytec’s stock price will reduce our future cash contributions to these plans.”

The Company is also working with its bank group to amend one of the financial covenants in its $400 million revolving credit facility. Cytec anticipates incurring up to $100 million in cash restructuring charges during 2009 and these charges may cause the Company to be out of compliance with the existing covenants later this year. It expects to complete the amendment by the end of the second quarter so that it can continue to invest in these important restructuring programs. Cytec anticipates that it will completely pay down the $113 million outstanding balance on its revolver by year-end from its strong operating cash flows leaving the revolver available for general business purposes.

Cytec has also reviewed its capital spending plans in light of the sharp reduction in demand. Taking into account its expectations of the future business environment and the impact on the overall demand profile for carbon fiber, the Company has decided to delay the completion of the carbon fiber expansion project for at least 12 months. This decision will reduce the Company’s forecast of total capital expenditures for 2009 to approximately $180 million, down from its prior estimate of $200 million. Cytec firmly believes that the long-term trend of higher usage of carbon fiber composites remains intact, and will continue to monitor market demand to determine the optimum time period to complete this project.

In closing, Mr. Fleming commented “We are confident that the immediate actions we have taken will benefit operating earnings, cash flow and enhance liquidity over the course of the year. The structural cost reductions and improved working capital processes we have announced in January and today positions us to deliver significantly increased future earnings and cash generation as we execute our growth strategy.”

Investor Conference Call to be Held on April 17, 2009 at 11:00am ET

Cytec will host their first quarter earnings release conference call on April 17, 2009 at 11:00am ET. The conference call will also be simultaneously webcast for all investors from Cytec’s website www.cytec.com. Select the Investor Relations page to access the live conference call.

Use of Non-GAAP Measures

Management believes that net earnings and diluted earnings per share excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.

(Financial Tables to Follow)

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2009	2008

Net sales	$612.0	$973.0
Manufacturing cost of sales	497.8	772.7
Selling and technical services	49.4	58.6
Research and process development	17.9	21.7
Administrative and general	29.6	29.0
Amortization of acquisition intangibles	9.2	10.1
Gain on sale of assets	1.6	-
Earnings from operations	9.7	80.9
Other (expense) income, net	(3.2)	0.3
Equity in earnings of associated companies	0.2	0.5
Interest expense, net	5.6	9.9
Earnings before income taxes	1.1	71.8
Income tax provision	1.0	22.2
Net earnings	0.1	49.6
Less: Net earnings attributable to noncontrolling interests	(0.2)	(0.5)
Net (loss)/earnings attributable to Cytec Industries Inc.	$(0.1)	$49.1

(Loss)/earnings per share attributable to Cytec Industries Inc.
Basic (loss)/earnings per common share	$(0.00)	$1.02
Diluted (loss)/earnings per common share	$(0.00)	$1.01

Dividends per common share	$0.125	$0.125

Weighted average shares outstanding (in thousands):
Basic	47,482	48,002
Diluted	47,482	48,801

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT
(Millions of dollars)

	2009	2008
Net Sales:
Cytec Surface Specialties	$243.1	$447.1
Cytec Performance Chemicals
Sales to external customers	132.4	184.8
Intersegment sales	-	0.3
Cytec Engineered Materials	169.6	200.4
Building Block Chemicals
Sales to external customers	66.9	140.7
Intersegment sales	4.9	5.7
Net sales from segments	616.9	979.0
Elimination of intersegment revenue	(4.9)	(6.0)
Total consolidated net sales	$612.0	$973.0
			% of			% of
			Sales			Sales
(Loss)/earnings from operations:
Cytec Surface Specialties	$(20.7)		-9%	$20.6	(2)	5%
Cytec Performance Chemicals	5.8		4%	13.7		7%
Cytec Engineered Materials	33.1		20%	44.5		22%
Building Block Chemicals	3.2		5%	5.9		4%

Earnings from segments	21.4		3%	84.7		9%
Corporate and Unallocated, net	(11.7)	(1)		(3.8)	(3)
Total earnings from operations	$9.7		2%	$80.9		8%

(1) Includes pre-tax charges of $3.2 associated with various organizational restructuring initiatives across our Specialty Chemical segments and corporate operations. Also includes a pre-tax gain of $1.6 associated with the sale of certain of our polyurethane product line assets in Europe and a pre-tax charge of $1.6 primarily related to the accelerated depreciation of assets associated with the planned exit of our polyurethane product line in Asia.

(2) Includes pre-tax charge of $1.4 for incremental accelerated depreciation in relation to our decision to exit Radcure manufacturing at our leased facility in Pampa, Texas.

(3) Includes pre-tax charge of $1.9 for additional restructuring costs associated with Specialty Chemicals manufacturing operations in West Virginia, Connecticut, and Dijon, France. Also includes $1.5 associated with various organizational restructuring initiatives across Specialty Chemicals.

CYTEC INDUSTRIES INC AND SUBSIDIARIES
PERCENT CHANGE IN SALES ANALYSIS BY SEGMENT

	Three Months Ended March 31, 2009

	% Variance Due To
Segment	Volume	Price	FX	Total
Cytec Surface Specialties	-43%	1%	-4%	-46%
Cytec Performance Chemicals	-29%	5%	-4%	-28%
Cytec Engineered Materials	-15%	2%	-2%	-15%
Building Block Chemicals	-18%	-34%	0%	-52%
Cytec Consolidated	-31%	-3%	-3%	-37%

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)

	March 31,	December 31,
	2009	2008
Assets
Current assets
Cash and cash equivalents	$38.0	$55.3
Trade accounts receivable, less allowance for doubtful accounts of
$5.6 and $6.2 in 2009 and 2008, respectively	386.7	448.8
Other accounts receivable	65.6	81.2
Inventories	508.6	569.4
Deferred income taxes	4.2	13.8
Other current assets	28.4	19.4
Total current assets	1,031.5	1,187.9

Investment in associated companies	21.1	22.1
Plants, equipment and facilities, at cost	2,156.2	2,136.1
Less: accumulated depreciation	(1,025.4)	(1,019.8)
Net plant investment	1,130.8	1,116.3
Acquisition intangibles, net of accumulated amortization of $175.3 and $171.3
in 2009 and 2008, respectively	405.2	430.8
Goodwill	662.0	693.7
Deferred income taxes	57.4	43.3
Other assets	122.1	131.5
Total assets	$3,430.1	$3,625.6
Liabilities
Current liabilities
Accounts payable	$207.2	$249.4
Short-term borrowings	25.8	41.0
Current maturities of long-term debt	1.4	1.4
Accrued expenses	164.8	190.1
Income taxes payable	7.0	12.5
Deferred income taxes	17.5	12.8
Total current liabilities	423.7	507.2

Long-term debt	805.2	806.4
Pension and other postretirement benefit liabilities	430.3	436.3
Other noncurrent liabilities	282.9	300.1
Deferred income taxes	76.8	96.8
Stockholders’ Equity
Preferred stock, 20,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $.01 par value per share, 150,000,000 shares
authorized; issued 48,132,640 shares	0.5	0.5
Additional paid-in capital	435.6	437.1
Retained earnings	1,127.5	1,133.5
Accumulated other comprehensive loss	(104.1)	(39.2)
Treasury stock, at cost, 977,906 shares in 2009 and 1,069,423 shares in 2008	(52.3)	(57.2)
Total Cytec Industries Inc. stockholders' equity	1,407.2	1,474.7

Noncontrolling interest	4.0	4.1

Total equity	1,411.2	1,478.8

Total liabilities and equity	$3,430.1	$3,625.6

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)

	Three Months Ended March 31,
	2009	2008

Cash flows provided by (used in) operating activities
Net (loss) earnings available to common stockholders	$(0.1)	$49.1
Non cash items included in net (loss) earnings from operations:
Depreciation	28.1	28.1
Amortization	10.8	11.4
Share-based compensation	2.1	2.6
Deferred income taxes	(13.0)	2.2
Gain on sale of assets	(1.6)	-
Unrealized (gain)/loss on derivative instruments	(5.8)	1.5
Other	(0.2)	(0.5)
Changes in operating assets and liabilities:
Trade accounts receivable	52.8	(40.8)
Other receivables	13.0	4.9
Inventories	44.0	(24.9)
Other assets	(11.4)	(6.6)
Accounts payable	(33.6)	29.9
Accrued expenses	(18.0)	(22.7)
Income taxes payable	(4.6)	9.6
Other liabilities	0.1	(5.6)
Net cash provided by operating activities	62.6	38.2
Cash flows (used in) provided by investing activities
Additions to plants, equipment and facilities	(63.5)	(26.7)
Net proceeds received/(paid) on sale of assets	5.7	(1.9)
Net cash used in investing activities	(57.8)	(28.6)
Cash flows (used in) provided by financing activities
Proceeds from long-term debt	70.0	51.1
Payments on long-term debt	(71.0)	(100.1)
Change in short-term borrowings	(13.7)	(0.9)
Cash dividends	(5.9)	(6.0)
Proceeds from the exercise of stock options	1.5	4.1
Purchase of treasury stock	-	(5.4)
Excess tax benefits from share-based payment arrangements	(0.1)	1.2
Other	(0.1)	(0.1)
Net cash used in financing activities	(19.3)	(56.1)
Effect of currency rate changes on cash and cash equivalents	(2.8)	2.6
Net decrease in cash and cash equivalents	(17.3)	(43.9)
Cash and cash equivalents, beginning of period	55.3	76.8
Cash and cash equivalents, end of period	$38.0	$32.9

Cytec Industries Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Measures
Amounts in millions except per share amounts

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended March 31, 2009
	Net Earnings (Loss)	Diluted EPS
GAAP Net Earnings (Loss)	$(0.1)	$(0.00)
- Net restructuring charges	2.2	0.05
- Gain on disposal of assets	(1.0)	(0.02)
- Product line exit costs (primarily accelerated depreciation)	1.6	0.03
Non-GAAP Net Earnings	$2.7	$0.06

Three Months Ended March 31, 2008
	Net Earnings	Diluted EPS
GAAP Net Earnings	$49.1	$1.01
- Net restructuring charges	2.5	0.05
- Pampa accelerated depreciation charge	0.9	0.02
Non-GAAP Net Earnings	$52.5	$1.08

CONTACT:
Cytec Industries Inc.
Jodi A. Allen, 973-357-3283